Exhibit 99.1

August 31, 2007

Dear Cornerstone Realty Fund Investor:

CMG Partners has launched another Mini-Tender Offer for units of Cornerstone Realty Fund at $435 per unit.  This is an increase of $50 per unit over CMG’s previous offer and an increase of $135 per unit over the $300 per unit price CMG first offered.  CMG has specifically included in the terms of its offer that all distributions paid or declared by the Fund on or after August 1, 2007 would belong to CMG.  Therefore, if you were to tender your units on October 31, 2007, CMG would be entitled to the last three months of distributions that you received, including those we anticipate paying in October 2007.  The price you would receive net of the October cash distributions would be $428.75 per unit.  Should you choose to tender your units to CMG Partners, you have only 10 days from that date to withdraw your units from their Mini-Tender Offer.

CMG is offering to purchase an aggregate of 4.9% of the total units at an established price without limitations on the timing for purchases (other than the expiration date of the CMG tender offer which is 5:00 P.M. PST on October 31, 2007).  Investors selling units, including sales to CMG as part of the CMG tender offer, pay a $75 fee to the transfer agent per transaction (not per unit).

Cornerstone Realty Fund has adopted a repurchase program and established the initial price to be paid for units purchased pursuant to the repurchase program at $435 per unit.  In contrast to the CMG offer, the repurchase program is subject to limitations on the number of units which can be repurchased in any calendar year (initially 2% of the total units outstanding), limitations on the timing for purchases and periodic adjustments to the price to be paid for units upon at least 30 days notice to investors.  Investors selling units, including sales under the repurchase program, pay a $75 fee to the transfer agent per transaction (not per unit).

As we have stated in the past, we at Cornerstone value your participation and investment in the Cornerstone Realty Fund.  The Fund is currently paying a 5% annualized cash distribution to investors.  The Fund has provided you with a current estimated value between $496 and $514 per unit as of November 15, 2006 which was based on our in-depth knowledge of the Fund’s portfolio.  The Fund is legally required to liquidate its properties prior to December 31, 2010.  While aggregate portfolio rents are increasing and the Fund believes that additional portfolio value may be realized over its remaining anticipated investment holding period, risks we do not control may affect the value of the Fund’s properties.  Property values may be adversely affected by changes in regional or nationwide economic climate, interest rate levels and availability of financing to buyers.

The Fund expresses no opinion and is remaining neutral with respect to the CMG tender offer.  The reason for this position is that the Fund believes that the CMG net offer price, which is similar to the Fund repurchase program price, represents a fair discount to estimated liquidation value for investors who seek early liquidation of their investment.

In closing, we greatly appreciate your investment in the Fund.  We look forward to working with you in the future.  If you or your financial advisor have any questions, please call us at (877) 805-3333.

Sincerely,

Cornerstone Realty Fund, LLC